EXHIBIT 99.1

Salona Global Medical Device Corporation Appoints Natalia Vakhitova as New CFO

October 19, 2023 at 09:48 am EDT

As part of the new business plan, Salona Global Medical Device Corporation has promoted the Corporate Senior Controller of one of its operating subsidiaries, Natalia Vakhitova, to Chief Financial Officer. Ms. Vakhitova has over a decade of experience in accounting and finance with cross border publicly listed companies.

Salona Global Medical Device Corporation is an acquisition oriented medical device technology company. Through strategic acquisitions, it leverages the intellectual properties of specialized companies to deliver products and services through its subsidiaries. It develops, manufactures, and sells medical devices, some of which are proprietary and white labels. Its products include devices used for pain management and physical therapy treatments, including cold/hot therapy products, neuromuscular electrical stimulation devices, transcutaneous electrical nerve stimulation devices, ultrasound treatment devices, as well as wearable technology and other products used for prevention, treatment, and rehabilitation of the human body. Its operations are focused predominantly on the business of recovery science, technologies that help individuals recover from surgery and prevent disease. Its subsidiaries consist of South Dakota Partners, Inc., Simbex, LLC, ALG Health Plus, LLC and others.